EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the inclusion in the Post-Effective Amendment No.1 to Form SB-2 on Form S-3 of our report dated March 6, 2007 relating to our audit of the financial statements as of and for each of the years in the two-year period ended December 31, 2006, which report included explanatory paragraphs relating to the Company’s uncertainty as a going concern, and change in its method of accounting for stock-based compensation included in the 2006 annual report on Form 10-KSB of SyntheMed, Inc.

/s/ Eisner LLP

New York, New York
March 15, 2007